UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

VIASYSTEMS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15755	75-2668620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 South Hanley Road St. Louis, MO	63105
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (314) 727-2087

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A. 2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On May 31, 2012, Viasystems Group, Inc. (“Viasystems”) completed its previously announced acquisition of DDi Corp. (“DDi”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of April 3, 2012 (the “Merger Agreement”), by and among Viasystems, DDi and Victor Merger Sub Corp. (“Merger Sub”), a wholly-owned subsidiary of Viasystems, Merger Sub merged with and into DDi, with DDi continuing as the surviving corporation, under the new name of Viasystems North America, Inc., as a wholly-owned subsidiary of Viasystems.

Under the terms of the Merger Agreement, each outstanding share of DDi common stock (other than treasury shares held by DDi, shares held by Viasystems or its subsidiaries and shares as to which appraisal rights have been perfected in accordance with applicable law) was converted and exchanged into the right to receive $13.00 in cash, without interest. The merger consideration of approximately $283 million was funded from the issuance by Viasystems, Inc., a subsidiary of Viasystems Group, Inc., of seven year, $550 million of senior secured notes on April 30, 2012 (the “2019 Notes”), as described in Viasystems’ Current Report on Form 8-K filed May 2, 2012. The balance of the proceeds from the 2019 Notes was used to redeem prior outstanding notes with a principal balance of $220 million, which was completed on May 30, 2012.

Item 8.01	Other Events

On June 1, 2012, Viasystems issued a press release relating to the completion of the acquisition of DDi. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements of business acquired.

The historical financial statements of DDi required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(b)	Pro forma financial information.

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(d)	Exhibits.

Designation of Exhibit in this Report	Description of Exhibit
99.1	Viasystems Press Release dated June 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASYSTEMS GROUP, INC.

Date: June 1, 2012	By:	/s/ Christopher R. Isaak
Christopher R. Isaak Vice President, Corporate Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Viasystems press release dated June 1, 2012